Exhibit 99.1

MarkWest Hydrocarbon, Inc.	Contact:	Frank Semple, President & CEO
155 Inverness Drive West, Suite 200		Jim Ivey, CFO
Englewood, CO 80112-5000		Andy Schroeder, VP and Treasurer
(800) 730-8388	Phone:	(303) 290-8700
(303) 290-8700	E-mail:	investorrelations@markwest.com
(303) 290-8769 Fax	Website:	www.markwest.com

MARKWEST HYDROCARBON RECEIVES NOTICE FROM AMEX

DENVER—April 26, 2005—MarkWest Hydrocarbon, Inc. (AMEX: MWP), today announced that on April 20, 2005, it received a warning letter from the American Stock Exchange (“AMEX”) advising that the Company is not in compliance with the AMEX requirements as set forth in Section 1101 of the AMEX Company Guide for failure to file with the Securities and Exchange Commission (the “SEC”) its Annual Report on Form 10-K for year ended December 31, 2004 by the prescribed filing deadline.   The warning letter gives the Company until May 16, 2005 to regain compliance with the AMEX requirements.

On April 1, 2005, the Company filed a Form 12b-25 with the SEC, extending the deadline for filing its Form 10-K until April 15, 2005.  On April 15, 2005, the Company issued a press release and filed a Current Report on Form 8-K with the SEC reporting that the completion and filing of the 2004 Annual Report on Form 10-K would be delayed as a result of the Company’s consolidated subsidiary, MarkWest Energy Partners, L.P. (the “Partnership”), having not yet filed its 2004 Annual Report on Form 10-K with the SEC, as well as due to the Company determining that previously issued financial information for the fiscal years 2002 and 2003 and the first three quarters of fiscal years 2004 and 2003 should be restated to reflect compensation expense for its sale of subordinated Partnership units and interests in the Partnership’s General Partner, to certain of its directors and officers from 2002 through 2004.  The Company is devoting substantial resources and working with its outside auditors to complete and file the Annual Report on Form 10-K for year ended December 31, 2004, and in conjunction therewith the restatements for its consolidated financial statements as of December 31, 2003 and for the years ended December 31, 2003 and December 31, 2002 to reflect the compensation expense adjustments discussed above, as soon as reasonably possible and to restore its compliance with the AMEX requirements.

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MarkWest Hydrocarbon, Inc. (AMEX: MWP) controls and operates MarkWest Energy Partners, L.P. (AMEX: MWE), a publicly-traded limited partnership engaged in the gathering, processing and transmission of natural gas; the transportation, fractionation and storage of natural gas liquids; and the gathering and transportation of crude oil. We also market natural gas and NGLs.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in our filings with the Securities and Exchange Commission. Among the factors that could cause results to differ materially are those risks discussed in our Form 10-K for the year ended December 31, 2003, and our Forms 10-Q for 2004, as filed with the SEC.